8500 Normandale Lake Blvd., Ste. 1230

Minneapolis, MN 55437

NEWS FOR IMMEDIATE RELEASE

FASTENTECH, INC. REPORTS FISCAL 2007 FIRST QUARTER RESULTS

IN LINE WITH EXPECTATIONS

Minneapolis, Minnesota – February 12, 2007 – FastenTech, Inc. today reported that its net sales for the fiscal first quarter ended December 31, 2006 grew 4.0% to $96.1 million from $92.4 million a year ago. Sales from acquisitions completed during and after the fiscal first quarter of 2006 added 4.2% to sales. Pro forma net sales (see accompanying tables) were down 0.4% (and up 4.0% excluding a 36% drop in military sales, reflecting double digit sales growth from the power generation and industrial end markets).

Operating income for the period was $9.6 million versus $9.0 million a year ago. Net cash used in operating activities during the current quarter was $2.3 million compared to cash provided by operating activities of $1.4 million during the year ago quarter. The change in cash flow was due principally to higher inventory levels in the current quarter to support new products and higher sales anticipated in our fiscal 2007 second quarter.

Pro forma adjusted earnings before interest, taxes, depreciation and amortization (“Pro forma Adjusted EBITDA,”) (see accompanying tables for details) for the current quarter were $14.8 million, or 15.4% of net sales, compared to $14.5 million, or 15.1% of net sales a year ago.

Higher interest expense and the absence of a $2.2 million gain on the repurchase of the Company’s redeemable preferred stock recorded a year ago resulted in net income of $0.3 million compared to net income of $2.4 million a year ago.

As of December 31, 2006, the Company reported total debt, net of $14.0 million of cash and cash equivalents, of $283.4 million.

“We continued to see solid demand from our power generation and industrial end markets and results from the non-residential construction end market reflected typical seasonality for that market segment,” said Ron Kalich, President and Chief Executive Officer of FastenTech. “While the year-over-year comparison for our military business was unfavorable in the first quarter, we should begin to see improvement in the quarterly comparison in the balance of fiscal 2007 as the downturn in our military business is about a year behind us. Moreover, we expect meaningful sales and performance growth in 2007 from new products and process improvements as a result of the substantial investments we’ve made in both our high-stress and recreational product lines, which should help to mitigate the expected cyclical downturn in critical diesel engine component sales.”

2007 Guidance

The Company’s guidance for fiscal 2007 remains unchanged with projected 2007 pro forma sales growth in the 2% to 5% range and, subject to changes in sales mix, EBITDA margins between 15.8% and 16.8%. (See Note to Accompanying Financial Statements section below for information on Pro forma presentations.) This press release should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, which is available at www.fastentech.com.

Quarterly Conference Call

FastenTech will hold a conference call on Tuesday, February 13, 2007 at 9:00 a.m. ET to discuss its fiscal 2007 first quarter results. Please dial (800) 474-8920 and provide the operator with confirmation code 7293442 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed under the Investor Relations tab of the Company’s website (www.fastentech.com). A telephonic replay of the call will be available approximately two hours after the call until Monday, February 19, 2007 by dialing (888) 203-1112 and using the same confirmation code. A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About the Company

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, truck, recreational and automotive markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA and pro forma results are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Pro forma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Pro forma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor pro forma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and pro forma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor pro forma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Note to Accompanying Financial Statements

In the accompanying financial statements, the unaudited pro forma information assumes that the acquisitions of BNC & Associates, Inc. and Erie Bolt Corporation had occurred at the beginning of fiscal 2006. The pro forma results are not necessarily indicative of what actually would have occurred if the transactions had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-K for the fiscal year ended September 30, 2006. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Contacts:	Michael R. Elia, Senior VP and CFO	Mike Vanyo, VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Amounts in Thousands)

(Unaudited)

	Three months ended December 31,
	2006	2005
Net sales	$96,133	$92,417
Cost of sales	71,227	69,752

Gross profit	24,906	22,665

Selling, general and administrative expenses	15,294	13,650

Operating income	9,612	9,015

Other income (expense):
Interest expense - long term debt	(8,099)	(7,664)
Interest expense - redeemable preferred stock	(806)	(724)
Gain on repurchase of redeemable preferred stock	—	2,210
Other, net	224	201

	(8,681)	(5,977)

Income before income tax expense	931	3,038
Income tax expense	677	604

Net income	$254	$2,434

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	December 31, 2006	September 30, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,953	$13,784
Accounts receivable, net	61,327	65,735
Inventory, net	90,932	84,507
Other current assets	5,452	5,724

Total current assets	171,664	169,750

Goodwill and intangible assets, net	103,370	104,710
Property, plant and equipment, net	91,240	92,628
Other assets	10,236	10,489

Total assets	$376,510	$377,577

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$34,927	$36,189
Accrued Interest	5,537	9,224
Other accrued liabilities	13,759	16,589
Current portion of long-term debt	4,000	4,000

Total current liabilities	58,223	66,002

Long–term debt	293,400	288,750
Redeemable preferred stock and dividends	29,151	28,344
Other long–term liabilities	18,344	18,100

Total liabilities	399,118	401,196

Stockholders’ equity (deficiency in assets)	(22,608)	(23,619)

Total liabilities and stockholders’ equity (deficiency in assets)	$376,510	$377,577

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Three Months ended December 31,
	2006	2005
Cash flows from operating activities

Net income	$254	$2,434
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,745	3,311
Amortization	1,316	956
Noncash interest expense-long term debt	366	362
Noncash interest expense-redeemable preferred stock	806	724
Gain on repurchase of redeemable preferred stock	—	(2,210)
Changes in operating assets and liabilities:
Accounts receivable	4,728	8,523
Inventory	(6,240)	(1,933)
Other current assets	239	92
Accounts payable	(1,350)	(2,779)
Accrued interest	(3,687)	(4,688)
Income taxes	38	291
Other liabilities	(2,360)	(2,828)
Other	(124)	(893)

Net cash provided by (used in) operating activities	(2,269)	1,362

Cash flows from investing activities

Cash used for acquisitions, net of cash acquired	—	(21,063)
Additions to property, plant and equipment	(2,184)	(1,627)

Net cash used in investing activities	(2,184)	(22,690)

Cash flows from financing activities

Net borrowings under revolver	4,650	33,000
Repurchase of common and preferred stock, net	—	(8,307)

Net cash provided by financing activities	4,650	24,693
Effect of exchange rate fluctuations on cash	(28)	93

Net increase in cash and cash equivalents	169	3,458
Cash and cash equivalents at beginning of period	13,784	11,730

Cash and cash equivalents at end of period	$13,953	$15,188

FastenTech, Inc. and Subsidiaries

Supplemental Information

Sales, Adjusted EBITDA, Proforma Reconciliation

(Amounts in Thousands)

(Unaudited)

	Three months ended December 31,
	2006	2005
Sales Reconciliation:

Net Sales per income statement	$96,133	$92,417

Pre-acquisition sales of acquired companies	—	4,068

Pro Forma Sales	$96,133	$96,485

EBITDA Reconciliation :

Net income	$254	$2,434

Add back:

Income tax expense	677	604

Depreciation and amortization	5,061	4,267

Interest expense - long term debt	8,099	7,664

Interest expense - redeemable preferred stock	806	724

Gain on repurchase of redeemable preferred stock	—	(2,210)

Excess of fair value assigned to inventory included in cost of sales	—	362

Reported EBITDA	$14,897	$13,845

Memo: Other income, net, included above	(224)	(201)

Memo: Severance/restructuring related charges included above	89	45

Adjusted EBITDA	$14,762	$13,689

Pre-acquisition operating income of acquired companies	—	805
Pre-acquisition depreciation and amortization of acquired companies	—	35

Pro Forma Adjusted EBITDA	$14,762	$14,529

FastenTech, Inc. and Subsidiaries

Supplemental Information

Segment Analyses – Reported and Pro Forma

(Amounts in Thousands)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
Reported Segment Results
Net sales
Specialized Components	$50,048	44,398
Aerospace-grade Components	46,146	48,067
Eliminations	(61)	(48)

Total Reported Net Sales	$96,133	$92,417

Adjusted EBITDA
Specialized Components	$6,656	6,190
Aerospace-grade Components	10,106	9,227
Unallocated corporate operating expenses	(2,000)	(1,728)

Adjusted EBITDA	$14,762	$13,689

	Three Months Ended December 31,
	2006	2005
Proforma Segment Results
Net sales
Specialized Components	$50,048	48,809
Aerospace-grade Components	46,146	47,724
Eliminations	(61)	(48)

Total Proforma Net Sales	$96,133	$96,485

Adjusted EBITDA
Specialized Components	$6,656	6,876
Aerospace-grade Components	10,106	9,381
Unallocated corporate operating expenses	(2,000)	(1,728)

Proforma Adjusted EBITDA	$14,762	$14,529

FastenTech, Inc. and Subsidiaries

Supplemental Information

Sales Analyses by Market – Reported and Pro Forma

(Amounts in Thousands)

(Unaudited)

(Amounts in thousands)	Three Months Ended December 31,		Y-O-Y % Chg.	% of 2006 Sales
	2006	2005
Reported Sales by Market

Power Generation/Aerospace	$31,463	$30,122	4%	33%
Construction	13,836	10,635	30%	14%
Industrial	16,962	14,238	19%	18%
Truck	11,206	11,157	0%	12%
Light Vehicle	8,719	8,495	3%	9%
Recreational	7,211	7,210	0%	8%
Military	6,797	10,608	-36%	7%
Interco Eliminations	(61)	(48)		0%

Total Reported Sales	$96,133	$92,417	4%	100%

Proforma Sales by Market

Power Generation/Aerospace	31,463	29,779	6%	33%
Construction	13,836	13,872	0%	14%
Industrial	16,962	14,854	14%	18%
Truck	11,206	11,157	0%	12%
Light Vehicle	8,719	9,053	-4%	9%
Recreational	7,211	7,210	0%	8%
Military	6,797	10,608	-36%	7%
Interco Eliminations	(61)	(48)		0%

Total Proforma Sales	$96,133	$96,485	-0.4%	100%

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